UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 1, 2016

AMERI METRO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-54546	45-1877342
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2575 Eastern Blvd., Suite 102, York, PA 17402

(Address of principal executive offices)

717-434-0668

(Registrant's telephone number, including area code)

___N/A___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2016, minutes of the Board of Directors of Ameri Metro, Inc. (the “Company”) from October 19, 2016, appointing Robert Choiniere (as president of the audit committee), Bryan Elicker, and Joseph Hackett as independent Members of the Board of Directors of the Company and to the audit committee therein became effective.

Robert Choiniere, CFP®, 61, President of Audit Committee.  Mr. Choiniere is a Certified Financial Planner Professional®. In 2005 he founded and is President of an independent Registered Investment Advisor firm headquartered in Pennsylvania.  Previously he was Director of Planning for a national transportation engineering firm, specializing in project planning and financial feasibility for major transportation projects.  Mr. Choiniere is a NAPFA-Registered Financial Advisor, is a member of the National Association of Tax Professionals, and a 1978 graduate of Florida Institute of Technology.

Bryan Elicker, 55, Mr. Elicker spent over 30 years in the funeral supply industry beginning in the factory at York Casket Company in York, PA. He eventually became a principal of York Casket’s biggest distributor – a multi-location, York, PA – based company servicing the entire Northeastern part of the United States.  Bryan now holds the position of Chief Operating Officer at BAPS Auto Paint & Supply based in York, PA. BAPS is a family-owned, regional distributor of PPG & 3M products servicing the auto collision industry with locations from Virginia to Massachusetts.

Joseph Hackett, Age 61, Mr. Hackett created managed and supervised the private banking group Codorus valley Bancorp, as the organizations he worked with expanded their markets. Mr. Hackett has over 20 years’ experience in commercial middle market lending. Mr. Hackett focused initially on lending and then moved to the investment and planning aspects deepening the relationships and the accompanying profitability. Mr. Hackett continues to grow the planning and investment focus through his company AIM Advisors.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Minutes of the Board of Directors of the Company appointing the independent directors.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2016

Ameri Metro, Inc. /s/ Debra Mathias —————————————— By: Debra Mathias Title: Chief Executive Officer